[KCSA Letterhead]
Exhibit 99.1

FOR:	Diametrics Medical, Inc.

CONTACTS:	Michael Cimini / Todd Fromer
(212) 896-1233 / (212) 896-1215
mcimini@kcsa.com / tfromer@kcsa.com

FOR IMMEDIATE RELEASE

Diametrics Medical Chief Executive Officer to Step Down

Chairman of the Board to Become Interim CEO

ST. PAUL, Minn., April 18, 2002 – Diametrics Medical, Inc. (Nasdaq: DMED), a leading supplier of biochemical testing and monitoring solutions for acute care markets, announced today that David Giddings has decided to step down as Chief Executive Officer and President of the Company, effective June 1, 2002. Andre de Bruin, Chairman, will assume the role of Chief Executive Officer on an interim basis until a replacement is named by the Board of Directors. Giddings will remain as an advisor to the company through December 31, 2002.

“After six years as Diametrics’ CEO, it is time to move on and turn the leadership over to someone new,” said Giddings. “My time at Diametrics has been very rewarding. I will work diligently with Andre’ and the Board of Directors to find a new CEO for the Company and will do whatever I can going forward to help Diametrics’ realize its rich potential.”

“David has served as a tireless leader for Diametrics and we thank him for his many contributions to the company over the years,” said de Bruin. “We are pleased he has agreed to remain as an advisor to Diametrics, providing a smooth transition and enabling the company to draw on his extensive business and industry expertise.”

Mr. de Bruin has been Chairman since December 2001 and a director of the company since June 1996. From June 1998 to August 2001, he was President and Chief Executive Officer of Quidel Corporation and currently serves as its Chairman. Previously, Mr. de Bruin was Chairman, President and Chief Executive Officer of Somatogen, Inc., a public biotechnology company, which he joined in 1994. Somatogen was acquired by Baxter in 1998. Prior to joining Somatogen, he was Chairman, President and Chief Executive Officer of Boehringer Mannheim Corporation. Mr. de Bruin is also a director of Metabolex, Inc. and Molecular Staging, Inc., two privately held bio-technology companies.

Diametrics Medical is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostics. Primary products include the IRMA®SL point-of-care blood analysis system; the Trendcare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the IRMA Data Management System. Additional information is available at the company’s Web site, http//www.diametrics.com.

Philips Medical Systems is the exclusive global distributor of Diametrics’ IRMA® and Trendcare® systems. Codman, a Johnson & Johnson company, is the exclusive worldwide distributor of the Neurotrend system.

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Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

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